Exhibit 10.27

                             CO-PRODUCTION AGREEMENT


This Agreement (this "Agreement") is to acknowledge the interest of Hollywood Productions, Inc. ("HP") and North Folk Films, Inc. ("NFF") and the terms by which the parties would agree to co-produce and co-finance the motion picture feature currently entitled Battle Studies (the "Picture") which to be co-produced, directed and based on a screenplay by Ephraim Horowitz ("Horowitz"). The parties acknowledge and agree that the title of the Picture shall remain as stated herein unless NFF and/or Horowitz shall agree otherwise in writing. The parties further acknowledge and agree that the first choice for an alternative title for the Picture shall be Machiavelli Rises.

     1. CAPITALIZATION: HP and NFF shall invest the sum of Two Hundred Thousand ($200,000) Dollars each in the Picture. The parties acknowledge and agree that the Picture's budget provides for a Ten (10%) Percent contingency fund. If the initial capitalization by the parties has been expended, then each party shall invest promptly an amount up to an additional Twenty Thousand ($20,000) Dollars in compliance with such contingency fund. Further, the parties acknowledge and agree that if such contingency funds have been expended completely, then each party shall be responsible for investing up to an additional Twenty Thousand ($20,000) Dollars as an "overcall." However, any use of the "overcall" that is attributable to NFF and/or Horowitz that would be attributable to NFF and/or Horowitz if the parties had entered into an agreement with a completion bond company (e.g., overages in film stock, scheduling changes which shall increase the Picture's budget, film developing, printing, picture editing), shall be deducted from the NFF portion of the "overcall." HP's portion of the "overcall" shall be for such uses which include, but are not limited to, marketing, festivals, distribution and other expenditures that are not directly attributable to NFF and/or Horowitz.

     2. LLC: HP and NFF acknowledge and agree that a New York State limited liability company (LLC) shall be formed by HP and NFF solely for the purposes of financing, producing and generally exploiting this Picture and any and all allied, subsidiary and ancillary rights as stated herein. The proposed name of the LLC shall be BATTLE STUDIES PRODUCTIONS, LLC with an alternative name of MACHIAVELLI RISES PRODUCTIONS, LLC. If the first name shall not be available. HP and NFF shall be co-managers of the LLC and shall own interests in the LLC on a 50/50 basis subject to the terms stated herein.

     3. CONTRIBUTIONS OF PARTIES:

       (a) NFF and Horowitz shall provide exclusive services in such areas which shall include, but not be limited to, consulting regarding the development, production, marketing, distribution and general exploitation of the Picture and engaging in co-managing the operations of the LLC with HP.

       (b) HP shall provide non-exclusive services in such areas which shall include, but not be limited to, consulting regarding the development, production, marketing, distribution and general exploitation of the Picture and engaging in co-managing the operations of the LLC with NFF. 4. COPYRIGHT AND OTHER RIGHTS:

     (a) The copyright to the Picture and the screenplay that is the basis for the Picture, and any ancillary, subsidiary rights, including but not limited to, prequels, sequels, remakes and merchandising, shall be owned in the name of the LLC. The parties shall be entitled to share equally in all proceeds derived from such aforementioned markets and rights except as otherwise stated herein.

     (b) Although the copyright in any play or book written by Eprhaim Horowitz or a third party (mutually agreed upon by the parties) would be owned jointly by the LLC, the authorship of such play or novel shall be attributed to Horowitz or such third party mutually agreed upon by the parties.

          (i) Until the parties receive a recoupment of One Hundred and Thirty Five (135%) Percent of their own respective investments, the monies derived by HP and NFF, Horowitz or an affiliate, subsidiary, successor or related entity to the parties, shall share equally in all proceeds from any and all rights, whether now known or hereafter devised, derived in connection with such play or novel.

          (ii) After the parties receive a recoupment of One Hundred and Thirty Five (135%) Percent of their own respective investments, the monies derived by HP and NFF, Horowitz or an affiliate, subsidiary, successor or related entity to the parties, shall share in all proceeds from any and all rights, whether now known or hereafter devised, derived in connection with such play or novel in the following proportions: NFF (or Horowitz) or an affiliate, subsidiary, successor or related entity to the partie -60%; HP--40%.

     (c) The parties acknowledge and agree that the copyright to the Picture and any novel or play based on the Picture shall be owned solely by Horowitz or an affiliate, subsidiary, successor or related entity (which shall be bound by the terms of this Agreement) after a period of Ten (10) years from the completion of principal photography of the Picture in the case of the copyright to the Picture and after Twelve (12) years from the completion of principal photography of the Picture in the case of the copyright in any play or novel based on the Picture. However, Horowitz or an affiliate, subsidiary, successor or related entity
(which shall be bound by the terms of this Agreement) shall assume the responsibilities and the costs for maintaining the copyright in the Picture and any play or novel based on the Picture and bringing any action or defending any claim or action arising from the copyright of the Picture and/or any play or novel based on the Picture and such exploitation of the Picture and/or any play or novel based on the Picture. If Horowitz or an affiliate, subsidiary, successor or related entity (which shall be bound by the terms of this Agreement) is unable or unwilling to assume such responsibilities and costs, then HP or an affiliate, subsidiary, successor or related entity (which shall be bound by the terms of this Agreement) shall have the right but not the obligation to assume such responsibilities and costs and shall be the sole owner of the copyright of the Picture and/or any play or novel based on the Picture.

    5. WARRANTIES AND REPRESENTATIONS:

          (a) NFF warrants and represents that it is the sole and exclusive owner to the rights stated herein with rights that are free and clear of any encumbrances, liens, charges or claims of every kind and that HP has not and shall not convey, grant, transfer or pledge such rights to a third party. NFF shall provide the required documentation regarding "chain of title" regarding the screenplay, its author, Horowitz and NFF.

          (b) HP shall contribute its non-exclusive services in such areas which shall include, but not be limited to, the development, producing and post-production, marketing, distribution and general exploitation of the Picture as well as co-managing the operations of the LLC with NFF.

          (c) The parties warrant and represent that each has the right, power and authority to enter into this Agreement and, that to the best of each Party's knowledge and belief, such a LLC shall not violate, conflict with or impair the rights of any other person or entity.

    6. CREATIVE AND BUSINESS DECISIONS:

          (a) All creative decisions of the LLC concerning the development and production which do not affect the financing or scheduling of the Picture shall be decided by NFF in consultation with HP.

          (b) All business decisions of the LLC concerning the development, production, post-production, marketing, distribution and general exploitation of the Picture, including, but not limited to, any and all ancillary or subsidiary rights, shall be mutually agreed upon by NFF and HP.

          (c) All decisions concerning the LLC itself shall be mutually agreed upon by the Parties.

          (d) All agreements entered into by the LLC shall be signed by both parties unless they agree to the contrary. Neither party may enter into any agreement on behalf of the LLC with any third party without the express written permission of both parties, not to be unreasonably withheld. Each party shall indemnify and hold the other party harmless from any and all claims, liabilities, or damages (including reasonable attorneys' fees) arising out of any breach of the provisions of this Agreement.

          (e) The parties acknowledge and agree that Horowitz' "Director's Cut" (as such term is commonly understood within the entertainment industry) shall be the version submitted to potential sales agents, distributors and other licensees and in any initial preview of the Picture in the New York and Los Angeles markets. However, the parties further acknowledge and agree that the use of the 'Director's Cut" in any initial preview of the Picture in the New York and Los Angeles markets shall be subject to any negotiations between the parties and any potential sales agents, distributors or other licensees. Notwithstanding the preceding statement, HP promises to use "best efforts" to have such "Director's Cut" utilized by any potential sales agents, distributors or other licensees in any initial preview of the Picture in the New York and Los Angeles markets.

     7. BANK ACCOUNT: Upon mutual consent of the parties, the parties shall open a bank account in the LLC's name and deposit their investments concurrently. Each party shall designate in writing on the bank's signatory card Three (3) signatories to the bank account; however, this bank account shall require only One (1) signature from each of the parties. All funds received by the LLC shall be deposited in the LLC's account.

     8. CREDITS: The parties hereby agree that the following described credits shall be accorded on the screen (in the main titles) on all positive prints of the Picture and in all promotional and advertising materials and paid advertisements, when practicable, in which one Party is or both parties are mentioned in connection with the Picture or the LLC.

          (a) Buddy Rashbaum shall receive an Executive Producer credit which may be shared with other executive producers as agreed upon by the parties. Robert E. DiMilia shall receive a Producer credit which may be shared with other producers as agreed upon by the parties. Ephraim Horowitz shall receive a credit in substantially the following form: "Produced, Written ad Directed by Ephraim Horowitz."

          (b) The credits "HOLLYWOOD PRODUCTIONS, INC." and "NORTH FOLK FILMS, INC." as well as an "AN EPHRAIM HOROWITZ FILM" credit or any other appropriate production credits shall appear on separate title cards (either in the opening or closing credit sequences) on all positive prints of the Picture. Such credits shall also appear in any promotional and publicity materials and in paid advertisements, when practicable, in the same positions in which one Party is or both parties are mentioned in connection with the Picture or the LLC.

          (c) This provision shall not restrict the addition of third parties to said credits and shall not restrict the parties' discretion in placing the order of said credits which may include third parties.

          (d) Decisions regarding size and style of said credits and any additions or changes in such credits (when there is the presence of third parties), shall be decided by the parties through mutual consent. However, in the event of a disagreement, such issues shall be decided by NFF in consultation with HP. However, this provision shall not contradict any stated provisions in sections (a), (b) and (c) of this paragraph unless there is the written consent of both parties.

          (e) All other decisions concerning the form and names to be included in other credits shall be decided by the Parties through their mutual consent. However, in the event of a disagreement, such issues shall be decided by NFF in consultation with HP.

     9. LLC DISTRIBUTION: Cash funds that are not required to meet the operation of the business of the LLC (including any reserves mutually agreed upon by the Parties for operational expenses) shall be distributed in the following order:

          (a) First, for the payment and satisfaction of loans and liens (if any);

          (b) Second, for the recoupment of the monies invested by the parties until the parties receive One Hundred and Thirty Five (135%) Percent of each party's respective investment. In the event that the Picture shall run overbudget and the contingencies and the "overcall" have been spent, then NFF shall provide or cause to be provided additional funding in an arrangement that shall not diminish or otherwise affect HP's percentage of "Net Proceeds." If NFF is unable or unwilling to provide or arrange for such additional funding, HP shall have the right but not the obligation to provide such additional funds. In such an event, HP shall receive One (1%) Percent of the "Net Proceeds" from NFF's share for every Ten Thousand ($10,000) Dollars contributed by HP. (Such points shall be pro rated if so required.) [Solely for the purposes of illustration, if HP shall invest an additional $15,000, then HP would be entitled to receive an additional One and One-Half (1-1/2) Percent of the "Net Proceeds" from NFF's share of such "Net Proceeds." Again, solely for the purposes of illustration, if HP shall invest an additional $5,000, then HP would be entitled to receive an additional One-Half (1/2) Percent of the "Net Proceeds" from NFF's share of such "Net Proceeds."]

In addition, HP shall be entitled to the repayment of such additional monies at an interest rate of 13.5% per annum prior to the repayment of monies to NFF;

           (c) Third, the payment of development costs incurred or to be incurred by NFF in the sum of Twenty Five Thousand ($25,000) Dollars and incurred or to be incurred by HP in the sum of Ten Thousand ($10,000) Dollars as well as for the payment of deferments to the crew and any other persons or entities which provide goods and/or services in connection with the Picture on a pro rata pari passu basis. The parties acknowledge and agree to the deferments that have been negotiated with the crew and Pat McCorkle for her services as a Casting Director (See Schedule "A"). Any other deferments shall require the prior written approval of both parties; and

          (d) Forth, Fifty (50%) Percent of any and all "Net Proceeds" to each party. The term "Net Proceeds" or any equivalent term shall be defined and calculated as stated herein or in accordance with any sales, licensing or distribution agreement(s) entered into by the Parties and any sale agent, licensee or distributor in connection with the Picture. Any crew profit participation shall be allocated from the parties' "Net Proceeds."

          (i) The parties' contingent compensation shall be derived from One Hundred (100%) Percent of the LLC's share of the "Net Proceeds" derived from the Picture and any and all ancillary, subsidiary or derivative rights based on the Picture. The parties shall share equally the LLC's share of the "Net Proceeds," subject to any terms to the contrary stated herein.

          (ii) For the purposes of this Agreement, the definition of "Net Proceeds" or any similar term under this Agreement shall be in accordance with any similar definition of such term in any distribution, sales agent or licensing agreement entered into by the LLC and a distributor, sales agent or licensee. If there is no such definition in such agreements, then the Parties agree that such "Net Proceeds" shall be defined in accordance with any financing agreement(s) entered into by the LLC and any financing sources or after repayment of all loans and to all investment sources and the payment of any and all deferments.

          (iii) Concerning the Otto Kahn Mansion Location Agreement dated March 30, 1998 between North Fork Films, Inc. and the Oheka Management Corporation, it shall be clarified that the Oheka Management Corporation or the entity which it represents shall be entitled solely to a percentage of the "Net Proceeds" which shall be deducted equally from both parties' shares of such "Net Proceeds" and that the Oheka Management Corporation or the entity which it represents shall have no ownership rights to the Picture or any aspect of the Picture. The parties agree that they shall enter into a more formal Location Agreement with the Oheka Management Corporation.

          (iv) The parties acknowledge and agree that Ten (10%) Percent of the first One Million ($1,000,000) Dollars which the parties shall receive as "Net Proceeds" shall be distributed to members of the crew based on the number of days and weeks worked on the Picture.

     10. TAX ALLOCATION: For tax purposes, the taxable income and loss of the LLC shall be allocated in the following order:

          (a) Tax gains and losses shall first be allocated to the LLC; and

          (b) Additional tax gains and losses, if any, shall thereafter be allocated Fifty (50%) Percent to each party.

     11. TRANSFER OF INTERESTS: Neither party may transfer or assign its interests in the LLC without the written consent of the other party.

     12. COMPENSATION: The parties agree to the following compensation to be paid on a deferred basis pro rate pari passu as all other deferments as stated in paragraph 9(c) of this Agreement:

          Buddy Rashbaum                             (Executive Producer)                        $25,000
          Robert E. DiMilia                          (Producer)                                  $25,000
          Ephraim Horowitz                           (Director)                                  $25,000
                                                     (Screenwriter)                              $25,000
                                                     (Producer)                                  $25,000

Rashbaum's and DiMilia's compensation shall be paid to HP.

     13. RESIGNATION/TERMINATION:

          (a) If Horowitz shall resign or be discharged from this Picture for cause (i.e., illegal or fraudulent acts or gross negligence), Horowitz shall be entitled to all monies due until the time of resignation or discharge and shall not be entitled to any deferments.
         (b) If NFF shall exceed the budget of the Picture (including any contingencies and "overcalls") by Thirty Five (35%) Percent or more, HP shall have the right but not the obligation to "take over" the Picture. However, subject to the terms stated herein, the rights of NFF shall be unaffected.

     14. DISSOLUTION AND TERMINATION:

          (a) Events of Dissolution: The LLC shall be dissolved and terminated and its business wound up upon the first to occur of the following:

               (1) the expiration of the stated term of the LLC; or

               (2) the mutual consent of both parties to dissolve; or

               (3) by operation of law.

          (b) Distributions: If the LLC shall be dissolved for any reason, no further business shall be conducted, except for the taking of such actions as shall be necessary for the winding up of the affairs of the LLC, the sale of its assets and the distribution of its assets in the following order:

               (1) First, for the payments of all of the LLC's debts and expenses, valid and existing claims of third parties and indebtedness against the LLC's assets, or for which adequate provisions shall be made therefore; and

               (2) Second, to the parties in accordance with paragraph 8 of this Agreement.

          (c) No party shall have the right to cause a voluntary or involuntary liquidation of the LLC without the written consent of both parties.

     15. ACCOUNTING: Each party shall have the right to examine the books and records (and make copies and extracts thereof) of the LLC during reasonably business hours and upon Five (5) business days notice to the other party. The books and records of the LLC shall be located at a site to be mutually agreed upon by the parties. Such examination of the books and records of the LLC shall occur no more than once per year. A production accountant and an accountant for the LLC shall be mutually selected by the parties for such purposes which shall include, but not be limited to, the preparation of an annual report for all revenues and expenditures in connection with the LLC as well as quarterly accounting statements from the time the LLC begins to generate revenue.

     16. CHOICE OF LAW: This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York applicable to agreements executed and to be performed wholly within the State of New York.

     17. ARBITRATION: Any controversy or dispute arising out of or relating to this Agreement shall be subject to binding arbitration in New York City in accordance with the Rules of the American Arbitration Association (AAA) as decided by One (1) arbiter to be mutually approved by the Parties with a background and experience in the entertainment industry and whose decision shall be final, binding and non-appealable and may be entered in a court of competent jurisdiction. The prevailing party shall be entitled to recovery of reasonable costs and attorneys' fees.

     18. OTHER EPHRAIM HOROWITZ PROJECTS AND OTHER HP LLCS: HP shall have the right of first negotiation and final refusal regarding the next Two (2) projects that Horowitz shall write, produce and/or direct, provided that HP shall contact Horowitz within Thirty (30) business days after submission of such a project and within Seven (7) business days after the final negotiation by the parties concerning such a project. Subject to the preceding statement, each of the parties may engage in other business LLCs or make investments exclusively for such Party's own account, whether or not involving the ownership, production or exploitations of entertainment projects or LLCs, and neither party shall have any interest in the business LLCs or investments by the other party. Notwithstanding the foregoing, the parties agree that each party shall devote sufficient time as shall be reasonably necessary to fulfill its duties and obligations in connection with the LLC.

     19. VIDEOCASSETTE COPY AND FILM PRINT: Each party shall be entitled to receive at the LLC's expense, One (1) high quality videocassette copy of the Picture for private personal use and the right to purchase a print of the Picture at personal expense and at cost. It is agreed that the receipt and use of any copy of the Picture shall be for personal and/or non-competitive use by the parties which shall not interfere with any of the distribution agreements or other contracts entered into by the LLC.

     20. AMENDMENT: This Agreement may not be modified except by a written instrument signed by the parties.

     21. ENTIRE AGREEMENT: The parties acknowledge and agree that HP dos approve the agreement entered into by NFF prior to the execution of this Agreement subject to the execution of more formal location agreement concerning the Otto Kahn Mansion. Subject to final approval of the budget by the parties, this Agreement constitutes the sole and entire understanding between the parties. Any prior agreements, promises, understandings or negotiations not expressly set forth in this Agreement are of no force or effect whatsoever. The parties acknowledge and agree that in the absence of executed originals of this Agreement, the execution of this Agreement by the facsimile signatures of the parties shall be binding on the parties and their successors and assignees.

     IN WITNESS THEREOF, the parties acknowledge their assent to the terms and conditions stated herein and indicate such assent in the space below.


ACKNOWLEDGED AND AGREED:


By:     /s/ Robert DiMilia
    HOLLYWOOD PRODUCTIONS, INC.
    Its: Vice President


By:     /s/ Ephraim Horowitz
    NORTH FOLK FILMS, INC.
    Its:


the       day of April, 1998